CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 18 to the Registration Statement (Form N-1A, No. 333-15205) of The Munder Framlington Funds Trust, and to the incorporation by reference of our report dated August 13, 2004 on Munder Healthcare Fund (a portfolio constituting The Munder Framlington Funds Trust), included in the Annual Report to Shareholder for the fiscal year ended June 30, 2004.

/s/

Boston, Massachusetts

October 26, 2004